Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

BY-LAWS

OF

HIGHPOWER INTERNATIONAL, INC.

a Delaware corporation

Highpower International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

FIRST:	The By-laws of the Company are hereby amended to add Article VII as follows:

ARTICLE VII

FORUM

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the by-laws of the corporation (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director, officer, other employee or agent of the corporation governed by the internal affairs doctrine; in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Article VII is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Article VII (an “Enforcement Action”), and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article VII. Failure to enforce the foregoing provisions would cause the corporation irreparable harm and the corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

SECOND:	That the foregoing amendment has been duly adopted in accordance with the provisions set forth in Section VI of the By-laws of the Company, by unanimous written consent of the Board of Directors of the Company on June 27, 2019.

THIRD:	The effective time of the amendment herein certified shall be 12:01 a.m. on June 27, 2019.

[signature page follows]

1

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to By-laws to be duly executed by its authorized officer this 27th day of June.

HIGHPOWER INTERNATIONAL, INC.

/s/ Shengbin (Sunny) Pan
By:	Shengbin (Sunny) Pan
Its:	Chief Financial Officer

2